                                                                    Exhibit 99.1

                                                                 NEWS RELEASE


FOR IMMEDIATE RELEASE

CONTACT:

Jackie Cossmon
Catalytica, Inc.
650-960-3000, ext. 6204


          CATALYTICA REPORTS THIRD QUARTER AND NINE MONTH FINANCIAL
                                    RESULTS

      MOUNTAIN VIEW, CA (October 24, 2000) - Catalytica, Inc. (Nasdaq: CTAL) today reported financial results for the third quarter and nine months ended September 30, 2000.
      For the third quarter, total revenues were $77,224,000 compared with $98,465,000 reported in the same period of the prior year. The decline in revenues for the quarter was primarily related to the scheduled step-down in product sales to Glaxo Wellcome. Continued growth in research revenues during the third quarter partially offset the decline in product sales. Research revenues grew to $9,616,000, an increase of 49% over research revenues of $6,434,000 reported during the same period last year. Operating income for the quarter was $66,000 compared with operating income of $2,890,000 reported during the third quarter of 1999. Operating income for the quarter was impacted by an increase in selling, general and administrative expenses associated primarily with costs incurred by the Catalytica Energy Systems, Inc. subsidiary for its anticipated spin-off later this year to Catalytica, Inc. shareholders, and with costs associated with the sale of Catalytica, Inc. to DSM. As a result of lower sales volumes and higher operating expenses, the Company experienced a net loss of $775,000, or a loss of $0.01 per diluted share, for the third quarter ended September 30, 2000, compared with net income of $1,438,000, or $0.02 per diluted share, in the corresponding period last year.
      For the nine months ended September 30, 2000, total revenues were $273,178,000, compared with $312,495,000 reported in the corresponding period last year. The decline in revenue from product sales was partially offset by a continued upward trend in research revenues which were $29,863,000 for the first nine months of 2000, nearly double the $16,748,000 reported during the same period last year. Operating income for the nine months ended September 30, 2000, was $21,839,000 and net income was $10,980,000, or $0.15 per diluted share. This compares with operating income of $26,615,000 and net income of $17,336,000, or $0.25 per diluted share, reported in the same period last year.
      Ricardo B. Levy, president and chief executive officer of Catalytica, Inc., commented, "Our top line sales this quarter were clearly impacted by timing issues related to our ability to offset the decline in sales from our original supply agreement with Glaxo Wellcome with new products and new customer business. We believe that this quarter is an anomaly and, in spite of the fact that we will continue to transition some of the original Glaxo business out of the

                                   -- more --
CATALYTICA REPORTS THIRD QUARTER
AND NINE MONTH RESULTS                                                   2-2-2-2

Greenville facility, we believe that new business will contribute more significantly to next quarter's revenues. In this respect, we are very pleased with the progress that we are making in several areas. We are experiencing continued strong interest from customers for our sterile manufacturing operations. In fact, we are in active negotiations for commercial production of five new products at the facility. With the anticipated growing demand for this unique capability, we have initiated a major expansion of the sterile facility. Also, the continued increase in research revenues on the pharmaceuticals side of the business reinforces the value that our customers have placed on our product development services which we believe is an important indicator of future business. At the same time, we are reviewing all our operations to identify areas where we can improve and streamline our business. As a result of this review, we expect to implement cost saving measures in the near future."
      Catalytica announced on August 2, 2000, that DSM will acquire Catalytica's pharmaceuticals business through the purchase of Catalytica, Inc. for approximately $750 million plus the assumption of debt, for a total current value of approximately $800 million. The transaction is structured as a merger of a wholly-owned U.S. subsidiary of DSM with Catalytica and a taxable spin-off of the Catalytica Combustion Systems and Catalytica Advanced Technologies businesses as a single entity to Catalytica stockholders. As a result, Catalytica will operate as a subsidiary of DSM and the Catalytica Combustion Systems and Catalytica Advanced Technologies businesses will comprise a stand-alone company that has been named Catalytica Energy Systems, Inc. Shares of the spin-off company will be distributed in conjunction with the close of the merger. Catalytica has filed documents with the SEC for the spin-off of Catalytica Energy Systems. Concurrently, DSM and Catalytica are moving forward with all the filing requirements for the merger and plan to complete this transaction in the fourth quarter.
      Regarding the transaction with DSM, Levy commented, "DSM and Catalytica continue to receive positive feedback in the pharmaceutical market regarding the proposed merger of our two companies. We feel that the strong synergies of the two companies brings important opportunities for the future."
      Also during the quarter, as announced in a separate release issued today, Catalytica Energy Systems appointed Dennis Riebe as its chief financial officer. Mr. Riebe joins Catalytica Energy Systems with over 34 years of financial management and business experience in the gas turbine and aircraft industries.
      Catalytica, Inc. (www.Catalytica-inc.com) finds new pathways to improve
                        ----------------------
chemical processes--reducing time, waste, and costs.

                                   -- more --

CATALYTICA REPORTS THIRD QUARTER
AND NINE MONTH RESULTS                                                   3-3-3-3


      This news release contains forward-looking statements regarding Catalytica's business, future performance and competitive position in its markets. Such forward-looking statements include the prospects for our business, the market demand of our products, the benefits from our agreements, obtaining additional Xonon orders, developing new energy-related products, securing additional manufacturing business through our research and development associations with our customers, our future ability to obtain new Catalytica Pharmaceuticals' customers, our expectations of future agreements, our ability to identify and implement cost-saving measures in the near future, the future performance of the Xonon system, the proposed spin-off of Catalytica Energy Systems, and the merger with DSM. Actual results may differ and such differences may be material from those anticipated in such forward-looking statements. These statements involve risks and uncertainties, including without limitation the ability to complete the spin-off and merger with DSM, the ability of Catalytica Pharmaceuticals and Catalytica Energy Systems to perform cost-effectively and in a timely manner, the impact of product development delays at both Catalytica Pharmaceuticals and Catalytica Energy Systems, the impact of market demand, the ability to continue to increase revenue from new customers and research services and offset declines in revenue from Glaxo Wellcome and Warner Lambert, the ability to operate the manufacturing, research and development facilities efficiently, changes in market conditions, changes in the Companies' competitive positions, changes in the pharmaceutical and energy production industries and the impact of the FDA on the pharmaceutical market, the EPA on the energy market, and other regulations on pharmaceutical and biotech manufacturing, as well as the impact of environmental regulations on the demand for ultra-low NOx emissions. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the incurrence of unanticipated events. Investors are encouraged to review Catalytica's preliminary Proxy Statement on Schedule 14-A as filed on September 6, 2000, Form 10K for the year ending December 31, 1999, Form 10Q's for the periods ending March 31 and June 30, 2000, and Catalytica Energy Systems' Registration Statement on Form S-1 as filed on October 16, 2000 with the Securities and Exchange Commission for a discussion of additional factors that could affect Catalytica's and Catalytica Energy Systems' future performance.

Editors' Note:  Xonon and Cool Combustion are trademarks of Catalytica.


                                  -- more --

CATALYTICA REPORTS THIRD QUARTER
AND NINE MONTH RESULTS                                                   4-4-4-4


Catalytica, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)


                                  Three Months Ended September 30,       Nine Months Ended September 30,
                                  -------------------------------        ------------------------------
                                          2000          1999                     2000           1999
                                          ----          ----                     ----           ----
Revenues:
  Product sales                        $67,608       $92,031                 $243,315       $295,747
  Research and development
  contracts                              9,616         6,434                   29,863         16,748
                                        ------        ------                 --------       --------
Total revenues                          77,224        98,465                  273,178        312,495

Costs and expenses:
  Cost of product sales                 56,458        77,594                   195,686       235,457
  Research and development              13,277        11,200                    36,024        30,140
  Selling, general and administrative    7,423         6,781                    19,629        20,283
                                        -------      -------                  --------      --------
Total costs and expenses                77,158        95,575                   251,339       285,880

Operating income (loss)                     66         2,890                    21,839        26,615

Interest expense, net                   (1,129)       (1,461)                   (3,631)       (4,298)
Loss on joint venture                     (236)         (158)                     (236)       (1,132)
Income taxes                               524           167                    (6,992)       (3,849)
                                       -------       -------                  --------      --------

Net income (loss)                      $  (775)      $ 1,438                  $ 10,980      $ 17,336
                                       =======       =======                  ========      ========

Net income (loss) per share:
Basic                                  $ (0.01)      $  0.02                  $   0.19      $   0.30
                                       =======       =======                  ========      ========
Diluted1                               $ (0.01)      $  0.02                  $   0.15      $   0.25
                                       =======       =======                  ========      ========

Shares used in computing
  net income (loss) per share:
Basic                                   58,234        57,639                    58,089       57,544
                                       =======       =======                  ========     ========
Diluted1                                58,234        64,067                    64,269       63,867
                                       =======       =======                  ========     ========

-------------------------------
1 For the three months ended September 30, 2000, potentially dilutive securities of 6,354 were outstanding and are not included in the diluted earnings per share computation because they are anti-dilutive.

                                  -- more --

CATALYTICA REPORTS THIRD QUARTER
AND NINE MONTH RESULTS                                                   5-5-5-5

Catalytica, Inc.
Condensed Consolidated Balance Sheet
(in thousands)


                                         September 30, 2000      December 31, 1999
                                         -------------------     -----------------
                                             (unaudited)
Assets:
Cash and short-term investments            $ 19,755                $ 40,346
Accounts and notes receivable, net           32,393                  42,320
Inventory                                   110,754                 105,519
Other current assets                         15,940                  17,011
                                           --------                --------
   Total current assets                     178,842                 205,196

Property and equipment, net                 248,589                 221,131
Other assets                                  1,065                   2,181
                                           --------                --------
                                           $428,496                $428,508
                                           ========                ========

Liabilities and Stockholders' Equity:
Current liabilities                        $ 67,272                $ 73,751
Current portion of long-term debt            19,750                  12,948
                                           --------                --------
   Total current liabilities                 87,022                  86,699

Long-term debt                               36,000                  51,000
Other long-term liabilities                  23,327                  23,982
Minority interest                            41,000                  41,000
Class A and B common stock                   97,079                  97,079
Stockholders' equity                        144,068                 128,748
                                           --------                --------
                                           $428,496                $428,508
                                           ========                ========

                                    # # # #